Exhibit 10.39

Non-Employee Director Compensation Policy of GTx, Inc.

Effective Date: January 1, 2016

I. Purpose

This Policy sets forth guidelines pertaining to compensation for non-employee Directors of the GTx, Inc. Board of Directors (“Board”).

II. Scope

This Policy applies to all non-employee members of the Board and is not applicable to employee members of the Board. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

III. Policy Statements

The Board sets non-employee Directors’ compensation at the recommendation of the Nominating and Corporate Governance Committee and the Compensation Committee. Compensation for non-employee Directors is comprised of a mix of cash and equity-based compensation.

Periodically, at the direction of the Nominating and Corporate Governance Committee, the Company provides information from independent consultants and/or data management sources relating to Board compensation paid by companies comparable to the Company within the biotech and pharmaceutical industries. The Nominating and Corporate Governance Committee uses this information in making its recommendations to the Compensation Committee regarding any modifications to Board compensation. The Compensation Committee considers the information and recommendations provided by the Nominating and Corporate Governance Committee and makes its recommendations to the Board. The Board then sets the Directors’ compensation taking into account the recommendations from the Committees. Cash compensation payments and equity awards shall be paid or be made, as applicable, unless such non-employee Director declines to receive such compensation or awards by written notice to the Company.

A.            Cash Compensation

Annual Retainer

Each non-employee Director shall be eligible to receive an annual retainer, to be paid quarterly in advance as follows:

•                  a $35,000 annual retainer for service as a member of our Board of Directors;

•                  a supplemental annual retainer for the Lead Director of the Board and for the Chairs of each Board committee in the following amounts: $15,000 for the Lead Director of the Board; $17,500 for Chair of the Audit Committee; $10,000 for Chair of the Compensation Committee; and $8,500 for Chair of the Nominating & Corporate Governance Committee; and

•                  a supplemental annual retainer for each member of the following committees other than the Chairs, in the following amounts: $10,000 for members of the Audit Committee; $7,500 for members of the Compensation Committee; $5,000 for members of the Nominating & Corporate Governance Committee; and $10,000 for members of the Scientific and Development Committee.

Expense Reimbursement

The Company shall reimburse a non-employee Director for all of his or her reasonable expenses incurred to attend meetings of the Board or its committees. Any travel expenses shall be reimbursed in accordance with the Company’s standard travel policy. The travel expenses will be reimbursed within thirty (30) days after receipt by the Company of an invoice together with originals or copies of receipts showing the payment of such expenses.

B. Directors’ Deferred Compensation

Each non-employee Director has the opportunity to defer all or a portion of his or her cash compensation under the Company’s Directors’ Deferred Compensation Plan. Deferrals can be made into a cash account, a stock unit account, or a combination of both. All distributions under the Directors’ Deferred Compensation Plan will be made in the form of a single lump sum in cash (for amounts credited to cash accounts) or in shares of GTx common stock (for amounts credited to stock unit accounts), except that any fractional shares of GTx common stock will be distributed in cash valued at the then current fair market value of GTx common stock, all of which is more particularly set forth in the Directors’ Deferred Compensation Plan.

C. Equity-Based Compensation

The following initial and annual grants will be made under the Company’s 2013 Non-Employee Director Equity Incentive Plan (the “2013 Directors’ Plan”) to GTx’s non-employee Directors who do not own more than ten percent of the combined voting power of GTx’s then outstanding securities.

Initial Award

The Board will grant a stock award to any individual who first becomes a non-employee Director in such form and in such amount that the Board deems necessary, in its sole discretion, to attract such individual at such time.

Annual Awards

Any individual who is serving as a non-employee Director on the day following the 2015 annual meeting of GTx’s stockholders automatically will be granted, on such date, an option to purchase 100,000 shares of GTx’s common stock; provided, however, that if the individual has not been serving as a non-employee Director for the entire period since the preceding annual meeting, the number of shares subject to such individual’s annual grant will be reduced pro rata for each full month prior to the date of grant during which such individual did not serve as a non-employee Director.  Annual awards subsequent to 2015 will approximate grants equal to the 50th percentile equity grant value of the Company’s peers and will be considered by the Nominating and Corporate Governance Committee and the Compensation Committee and recommended to the Board of Directors for approval.

Provisions Applicable to All Non-Employee Director Awards

The exercise price per share for any options granted under the 2013 Directors’ Plan will not be less than the fair market value of the Company’s common stock on the date of grant. Any stock awards which are the subject of an initial grant or an annual grant will vest in a series of three successive equal annual installments measured from the date of grant, so that each initial grant and each annual grant will be fully vested three years after the date of grant.

In the event of specified corporate transactions, as defined in the Company’s Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan (the “2004 Directors’ Plan”) or the 2013 Directors’ Plan, as applicable, all outstanding options under the 2004 Directors’ Plan and all outstanding stock awards under the 2013 Directors’ Plan (collectively, “awards”) may be assumed or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume or substitute for such awards, then (a) with respect to any such awards that are held by individuals then performing services for GTx or its affiliates, the vesting (and exercisability, if applicable) of such awards will be accelerated in full and such awards will be terminated if not exercised (if applicable) prior to the effective date of the corporate transaction, and (b) all other outstanding awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction.

If a specified “change of control” transaction occurs, as defined in the 2004 Directors’ Plan, then the vesting and exercisability of the optionee’s options under the 2004 Directors’ Plan will be accelerated in full immediately prior to (and contingent upon) the effectiveness of the transaction. Under the 2004 Directors’ Plan, if an optionee is required to resign his or her position as a non-employee Director as a condition of the transaction, the vesting and exercisability of the optionee’s options will be accelerated in full immediately prior to the effectiveness of such resignation. Under the 2013 Directors’ Plan, if a specified “change of control” transaction occurs, as defined in the 2013 Directors’ Plan, then all stock awards under the 2013 Directors’ Plan held by individuals whose service with GTx or its affiliates has not terminated prior to the transaction will become fully vested and, if applicable, exercisable, immediately prior to the transaction. In addition, under the 2013 Directors’ Plan, if a non-employee Director is required to resign his or her position as a non-employee Director as a condition of the transaction, all outstanding stock awards held by such individual will become fully vested and, if applicable, exercisable, as of immediately prior to such resignation.

IV. Related Documents / Information

A. Directors’ Deferred Compensation Plan
B. Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan

C. 2013 Non-Employee Director Equity Incentive Plan
D. Finance Policy, Business Travel and Expense

V. Policy Owner

For assistance with interpretation regarding this policy, or any questions relating to this policy, contact:

Henry P. Doggrell
VP, Chief Legal Officer & Secretary
(901) 507-6916
hdoggrell@gtxinc.com

VI. Revision History

Original Policy — Effective 1/1/2009

(Adopted by the GTx, Inc. Compensation Committee of the Board of Directors on 11/4/2008)

Amended and restated by GTx’s Board of Directors on 2/14/2013

Amended and restated by GTx’s Board of Directors on 2/12/2015

Amended and restated by GTx’s Board of Directors on 11/19/2015

VII.  Approval

The signature below indicates that this policy has been approved by the Legal Department as of the approval date set forth below.

/s/ Henry P. Doggrell	November 19, 2015
Henry P. Doggrell	Date
Vice President, Chief Legal Officer & Secretary